Exhibit 99.1

Motorola Solutions Appoints Mark Lashier to Board of Directors

CHICAGO – Nov. 18, 2025 – Motorola Solutions (NYSE: MSI), a global leader in safety and security technologies, today announced that Mark Lashier has been appointed to its board of directors. Lashier is chairman and chief executive officer at Phillips 66 (NYSE: PSX). A chemical engineer, Lashier has over 30 years of experience in various executive leadership roles within the energy and petrochemical industries.

“I’m pleased to have Mark join our board and welcome a fellow CEO and his experience and insights,” said Greg Brown, chairman and CEO, Motorola Solutions. “I believe he will be a valuable asset as we continue to innovate, invest and grow.”

“I’m honored to join the Motorola Solutions board of directors,” said Mark Lashier, chairman and CEO, Phillips 66. “As safety and security concerns continue to escalate in importance, I look forward to being part of this leadership team that’s dedicated to protecting nations, communities and businesses around the world.”

Lashier currently serves as chairman and chief executive officer of Phillips 66, a leading integrated downstream energy provider, where he has also served as president and CEO. Previously, he was President and CEO of Chevron Phillips Chemical Company LLC (CPChem), a joint venture between Phillips 66 and Chevron. He serves on the executive committee of the American Petroleum Institute, board of the American Fuel and Petrochemical Manufacturers and is a member of the Business Roundtable, the Business Council and the National Petroleum Council.

Lashier received a Bachelor of Science and a doctorate in chemical engineering from Iowa State University. He holds 13 U.S. patents.

About Motorola Solutions | Solving for safer

Safety and security are at the heart of everything we do at Motorola Solutions. We build and connect technologies to help protect people, property and places. Our solutions foster the collaboration that’s critical for safer communities, safer schools, safer hospitals, safer businesses, and ultimately, safer nations. Learn more about our commitment to innovating for a safer future for us all at www.motorolasolutions.com.

Media Contact:

Alexandra Reynolds

Motorola Solutions

(312) 965 3968

alexandra.reynolds@motorolasolutions.com